SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

WESTERN ASSET INFLATION-LINKED OPPORTUNITIES & INCOME FUND

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Western Asset Inflation-Linked Income Fund (“WIA”) and Western Asset Inflation-Linked Opportunities & Income Fund (“WIW”) Affirm Name and Web Site Changes and New Management Arrangements

April 27, 2018 — WIA and WIW affirmed that, effective today, WIA has been renamed Western Asset Inflation-Linked Income Fund and WIW has been renamed Western Asset Inflation-Linked Opportunities & Income Fund. Each fund’s common shares continue to trade under its existing New York Stock Exchange symbol. WIA’s CUSIP, 95766Q106, and WIW’s CUSIP, 95766R104, have not changed. Also, each fund’s web site is now located at http://www.lmcef.com.

In addition, as previously announced, new management arrangements are expected to result in aggregate annual advisory, administration and servicing fee rates for WIA decreasing by approximately 16.5 basis points (“bps” 1 bp = 0.01%) and fee rates on WIW, subject to shareholder approval of new contracts, decreasing by approximately 24 bps (in each case based on total fund assets, including those attributable to leverage). For more information, please call Fund Investor Services at 1-888-777-0102, or consult each fund’s web site.

Western Asset Management Company’s portfolio management team for the funds, and the funds’ investment strategies, have not changed as a result of the restructuring of management arrangements.

More Information. The foregoing is not a solicitation of any proxy. Proxy statements have been filed with the Securities and Exchange Commission (the “SEC”) in connection with the funds’ forthcoming meetings of shareholders. The funds, their Trustees, officers and other members of management may be deemed to be participants in the solicitation of proxies in connection with the forthcoming meetings of shareholders. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the funds’ proxy statements. Please read the definitive proxy statements carefully before making any voting decision because they contain important information.

Free copies of such proxy solicitation materials are available on the SEC’s Web site (www.sec.gov). Neither Legg Mason nor any of its affiliates engage in the sale of shares of either fund. Hard copies of each fund’s complete audited financial statements are available free of charge upon request.

Shareholder Contact: Fund Investor Services 1-888-777-0102